Exhibit 99.1

                                                                 August 22, 2005

FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt (212) 460-1900

                     LEUCADIA NATIONAL CORPORATION ANNOUNCES
                CONSUMMATION OF SALE OF 70% OF LAS CRUCES PROJECT

Leucadia National Corporation (LUK - NYSE) announced today that Leucadia and its wholly owned subsidiary, MK Resources Company, completed the sale to Inmet Mining Corporation (IMN - TSX) of 70% of MK Resources' interest in the Las Cruces copper mining project in southern Spain.

As consideration for the sale, Inmet issued to MK Resources 5,600,000 newly issued Inmet common shares, representing approximately 11.66% of the outstanding Inmet common shares as of August 22, 2005 immediately following the completion of the transaction. The Inmet common shares were acquired by MK Resources for investment purposes only, and Leucadia and MK Resources have no current intention of acquiring any further securities of Inmet.

In connection with the consummation of the Inmet transaction, Leucadia and MK Resources entered into a Shareholders Agreement with Inmet and other parties to govern the rights and obligations of Leucadia, Inmet and their affiliates in respect of the Las Cruces project, and a Registration Rights Agreement with Inmet pursuant to which Leucadia and MK Resources are entitled to certain registration rights and Leucadia is entitled to certain Inmet board nomination rights.

In addition, Inmet and Leucadia signed a commitment letter and fee letter with four lenders with respect to project financing for the Las Cruces project consisting of a ten year senior secured credit facility of up to US$240 million and a senior secured bridge credit facility of up to (euro)69 million to bridge finance subsidies and value-added tax. The borrower under both facilities will be the owner of the Las Cruces project, Cobre Las Cruces, S.A., a Spanish company owned indirectly by Inmet and Leucadia as to 70% and 30%, respectively. Under the terms of the commitment letter, Inmet and Leucadia will guarantee 70% and 30%, respectively, of the obligations outstanding under both facilities until completion of the project. Syndication of the facilities is expected to begin later this year with a targeted closing of the facilities early in 2006.

                                    * * * * *

This press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Although Leucadia believes any such statement is based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Leucadia's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and its Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. These forward-looking statements speak only as of the date hereof. Leucadia disclaims any intent or obligation to update these forward-looking statements.

Leucadia National Corporation, with its principal business address at 315 Park Avenue South, New York, New York 10010, is a holding company engaged in a variety of businesses.

MK Resources Company, with its principal business address at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111, is a wholly owned subsidiary of Leucadia National Corporation.